Certain information in this document has been omitted and replaced with “[***]”. Such identified information has been omitted from this document because it is not material and is of the type that the registrant treats as private or confidential.
—————————————————
CREDIT AGREEMENT
Dated as of April 19, 2024

Among
TD SYNNEX CORPORATION
as Borrower
and
THE LENDERS NAMED HEREIN
as Initial Lenders
and
BANK OF AMERICA, N.A.
as Agent
—————————————————
BOFA SECURITIES, INC.,
as Lead Arranger and Lead Bookrunner for the Facility

ii

iii

Schedules

Schedule I – Commitments

Schedule II – Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A -	Form of Note

Exhibit B -	Form of Notice of Borrowing

Exhibit C -	Form of Assignment and Assumption

Exhibit D -	Tax Certification Forms

Exhibit E -	Form of Solvency Certificate

CREDIT AGREEMENT dated as of April 19, 2024, among TD SYNNEX Corporation (f/k/a SYNNEX Corporation), a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, BANK OF AMERICA, N.A., (“BofA”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined) and BOFA SECURITIES, INC., as lead arranger and lead bookrunner, agree as follows:
PRELIMINARY STATEMENT
Subject to the satisfaction of the conditions set forth in Section 3.02, the parties hereto agree to enter into this Agreement, which provides for a senior unsecured term A loan in the amount of $750 million.
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined, as the context may require):
“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR as so determined shall be less than zero, then Adjusted Daily Simple SOFR shall be deemed to be zero.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, or a Daily Simple SOFR Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent” has the meaning specified in the Preamble.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Agreement” means this Credit Agreement (as may be amended, supplemented, restated or otherwise modified in accordance with the terms hereof).
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to bribery, corruption or money laundering.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s SOFR Lending Office in the case of a SOFR Advance.
“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch
	Applicable Margin for SOFR Advances	Applicable Margin for Base Rate Advances
Level 1 BBB+ / Baa1 / BBB+ or above	1.000%	0.000%
Level 2 BBB / Baa2 / BBB	1.125%	0.125%
Level 3 BBB- / Baa3 / BBB-	1.250%	0.250%
Level 4 BB+ / Ba1 / BB+	1.500%	0.500%
Level 5 Lower than Level 4 or unrated	1.625%	0.625%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means BofA Securities, Inc. (or any of its designated affiliates) in its capacity as a lead arranger and a bookrunner.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Agent, in substantially the form of Exhibit C hereto.
“Attributable Debt” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Program, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means:
(a)with respect to any EEA Member Country implementing Article 55 BRRD, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and
(b)with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal, state or provincial law for the relief of debtors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by BofA as its “prime rate,” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means the Company.
“Borrower Materials” has the meaning specified in Section 8.02(e).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Agent’s Office is located.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” has the meaning specified in Section 3.02.
“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Commitment”, in each case, as such amount may be reduced pursuant to Section 2.05.
“Company” has the meaning specified in the Preamble.
“Company Information” has the meaning specified in Section 8.08.

“Competitor” means, as of any date, any Person that is (a) any provider of information technology distribution, systems design and integration services or (b) any affiliate of a competitor of the Borrower or any of its Subsidiaries, in each case, which Person has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Tangible Assets” means all assets of a Person, other than assets that are considered to be intangible assets under GAAP, measured on a Consolidated basis.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type under the Facility into Advances of the other Type under such Facility pursuant to Section 2.08 or 2.09.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Daily Simple SOFR Advance” means an Advance that bears interest at a rate based on Adjusted Daily Simple SOFR.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations, whether current or long-term, for borrowed money (including Advances hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money indebtedness;
(c)the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)the Attributable Debt of Capital Lease Obligations, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Programs;
(f)the Hedge Termination Value of any Hedge Agreements;
(g)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h)all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(i)without duplication, all Guarantees in respect of any of the foregoing; and
(j)all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Debt is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities).
For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the following shall not constitute Debt: (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory (including (x) inventory subject to a Lien described under Section 5.02(a)(xv) and (y) Receivables and Related Assets subject to a Lien described under Section 5.02(a)(xvi)) and (ii) overdraft lines.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, any Lender that, at such time
(a)has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder, unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied,
(b)has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit,
(c)has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that a Lender shall cease to be a Defaulting Lender upon the Agent’s and the Company’s receipt of such written confirmation, or
(d)has, or has a direct or indirect parent company that has,
(i)(become the subject of a proceeding under any debtor relief law,
(ii)had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it,
(iii)taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or
(iv)become the subject of a Bail-In Action;
provided that
(A)    a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender and

(B)    if the condition(s) precedent to funding that form the basis of a Lender’s determination in clause (a) or (b) have been effectively waived in accordance with this Agreement, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver.
Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company and each Lender.
“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.
“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus
(a)the following to the extent deducted in calculating such Net Income:
(i)Interest Charges for such period,
(ii)the provision for federal, state, local and foreign income taxes payable for such period,
(iii)depreciation and amortization expense for such period,
(iv)non-cash stock based compensation expense,
(v)all other non-cash charges, non-cash expenses and non-cash losses in such period but only to the extent that, as of the date of determination, the Borrower does not reasonably anticipate that cash payments will be made or be required to be made with respect thereto in any future period,
(vi)any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to the repurchase or issuance of Equity Interests or Debt, investments, acquisitions, dispositions (including the spin-off by the Borrower of its Concentrix customer experience services business segment), recapitalizations or the incurrence, modification, redemption, retirement or repayment of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the this Agreement (and, in each case, any refinancing in respect thereof) and (y) any amendment or other modification of this Agreement or other Debt and, in each case, outside of the ordinary course of business; provided that the aggregate amount of fees, expenses or chares added pursuant to this clause (vi) and clause (vii) below shall not, in the aggregate, exceed 15% of EBITDA (calculated without giving effect to clause (vii)) for such period, and
(vii)fees and business optimization and other expenses and non-recurring charges, including severance and restructuring charges, and closing or consolidation expenses relating to businesses or locations thereof, incurred in connection with investments, acquisitions or dispositions, provided that the aggregate amount of fees and expenses and non-recurring charges added pursuant to this clause (vii) and clause (vi) above shall not, in the aggregate, exceed 15% of EBITDA (calculated without giving effect to this clause (vii)) for such period, minus
(b)to the extent included in calculating such Net Income: non-cash gains for such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the operations of the Company or any of its Subsidiaries.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law for the operations of the Company or any of its Subsidiaries.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equivalent” in Dollars of currency on any date means the equivalent in Dollars of such currency determined by using the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that, if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Pension Plan; (c) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan; or (g) the institution by the PBGC of proceedings to terminate a Pension Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Pension Plan.
“Erroneous Payment” has the meaning assigned to in Section 7.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.11(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,
(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,
(b)in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Company under Section 8.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c)Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and
(d)any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 16, 2024 by and among the Company, Citibank, N.A. as administrative agent, and the lenders party thereto from time to time, as in effect on the date hereof, as amended, restated, amended and restated, supplemented or modified.

“Existing Debt” has the meaning specified in Section 5.02(c)(ii).
“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments and the outstanding Advances extended at such time, and the provisions herein related to Advances.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Financial Stability Board” means the Financial Stability Board established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum (or any successor or replacement organization from time to time).
“Fitch” means Fitch, Inc., a subsidiary of Finlac, S.A., and any successor to its rating agency business.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a U.S. Person.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, to any Person as of any date of determination, without duplication, all of the following types of Debt, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations, whether current or long-term, for borrowed money (including Advances hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money Debt;

(c)the maximum amount available to be drawn under all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)all Attributable Debt;
(f)all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(g)without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of another Person; and
(h)all Debt of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such indebtedness is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities).
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person,
(a)(any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(i)to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation,
(ii)to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation,

(iii)to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or
(iv)entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b)any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).
The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law, located on or under or emanating from real property owned or operated by the Company or any of its Subsidiaries.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiary” means any Subsidiary of the Company as to which the aggregate value of assets of any such Subsidiary does not exceed 5.00% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(h); provided that the aggregate value of all such Subsidiaries shall not exceed 10.0% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(h).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or the Notes or any other documents to be delivered hereunder and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial GAAP” has the meaning specified in Section 1.03.
“Initial Lenders” has the meaning specified in the Preamble.
“Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of
(a)all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus
(b)the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus
(c)the implied interest component of Synthetic Lease Obligations with respect to such period.
“Interest Period” means as to each Term SOFR Advance, the period commencing on the date such Term SOFR Advance is disbursed or converted to or continued as a Term SOFR Advance and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders and the Agent (in the case of each requested Interest Period, subject to availability); provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Invested Amounts” means the amounts invested or otherwise loaned by investors that are not Affiliates of the Company in connection with any Securitization Program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables or payments of loans and applied to reduce such invested amounts.
“Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, each Note and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Borrower for the benefit of any Agent or Lender in connection herewith on or after the date hereof.
“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Agent or any Lender to enforce or collect any obligations of the Borrower under this Agreement or any Note or (c) a material impairment of the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Maturity Date” means September 1, 2027.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income for such period; provided that Net Income shall exclude
(a)unusual, infrequent or extraordinary items for such period in accordance with GAAP,
(b)the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or law applicable to such

Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income and
(c)any income (or loss) for such period of any Person if such Person is not a Subsidiary, except to the extent that such income (or loss) for such period would be included in Net Income of the Borrower and its Subsidiaries when calculating Net Income in accordance with GAAP.
“Note” means a promissory note of the Company payable to a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Company to such Lender resulting from the Advances made by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest under, this Agreement or the Notes or any other documents to be delivered hereunder).
“Participant” has the meaning assigned to such term in Section 8.07(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“Payment Recipient” has the meaning assigned to in Section 7.11(a).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Funding Rules” means the rules regarding minimum required contributions to Pension Plans set forth in Sections 302, 303, 304 and 305 of ERISA and Sections 412,430, 431, 432 and 436 of the Code.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or an ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or has an obligation to contribute.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a)Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;
(b)Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained;
(c)pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds;
(d)good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits,
(e)easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes,
(f)contractual and common law rights of setoff against (which may include grants of Liens) or contractual Liens on, deposit or securities accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual and common law rights of set-off against claims against the lienor,
(g)Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained,
(h)attachment Liens and Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 6.01(f),
(i)licenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary,
(j)any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement,
(k)Liens deemed to exist in connection with investments in repurchase agreements not prohibited by this Agreement,
(l)Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property,

(m)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and deposits as security for contested custom or import duties;
(n)rights of first refusal, voting, redemption, transfer or other restrictions with respect to the Equity Interests in any joint venture entities or other Persons that are not Subsidiaries acquired in connection with any transaction not prohibited by this Agreement;
(o)Liens on cash and cash equivalents arising in connection with the defeasance, discharge, redemption or termination (including by way of cash collateralization) of Debt to the extent such defeasance, discharge, redemption or termination is not prohibited by this Agreement, and
(p)preferential arrangements in the form of subordination and intercreditor agreements in favor of creditors of the customers of the Borrower and its Subsidiaries.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 8.02(e).
“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if no such Debt of the Company is then outstanding, the corporate credit rating most recently announced by any of S&P, Moody’s or Fitch, as the case may be, provided, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing,
(a)if only one of any of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating;
(b)if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin will be set in accordance with Level 5 under the definition of “Applicable Margin”;
(c)if each of S&P, Moody’s and Fitch provide the same rating, the Applicable Margin shall be based upon such rating;
(d)if each of S&P, Moody’s and Fitch provide a rating with such ratings of different levels, the Applicable Margin shall be based upon the ratings of two of the agencies falling within the same level, unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level of the distribution of the three ratings;
(e)if the ratings established by two of S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin shall be based upon the higher rating of two levels, unless one of the two ratings is two or more levels lower than the other, in which case the relevant Applicable Margin shall be determined by reference to the level immediately below the level of the higher of the two ratings; and
(f)if the ratings established by two of S&P, Moody’s and Fitch shall fall within the same level, the Applicable Margin shall be based upon such rating.
“Receivables and Related Assets” means (a) accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) and (b) any interest in such accounts receivable and all collateral securing such accounts receivable (including any originator accounts (as defined in any securitization documents), all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such accounts receivable, any guarantees, indemnities, warranties or other obligations in respect of such accounts receivable, any equipment and any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring arrangements or financing of recurring revenue service contracts involving receivables similar to such accounts receivable and any collections or proceeds of any of the foregoing).
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Refinancing Liens” has the meaning specified in Section 5.02(a)(xviii).
“Register” has the meaning specified in Section 8.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company, solely for purposes of the delivery of a certificate pursuant to Section 3.02(d)(iii), the secretary or any assistant secretary of the Company and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Company so designated in the incumbency certificate delivered to the Agent pursuant to Section 3.02(d)(iii) or by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the

Company and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.
“S&P” means S&P Global Ratings, an S&P Global Inc. business, and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, and Syria).
“Sanctioned Person” means, at any time and insofar as Sanctions prohibit or restrict dealings with a Person, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, the Government of Canada, the Government of Japan, (b)  any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person majority owned or, where relevant under applicable Sanctions, controlled by any such Person described in clauses (a) or (c).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, any EU member state, the Government of Canada and the Government of Japan.
“Scheduled Unavailability Date” has the meaning specified in Section 2.18.
“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in Receivables and Related Assets, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, any rights to future lease payments or residuals or similar rights to payment to, or any securitization related property to a special purpose Subsidiary or Affiliate of such Person.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Advance” means any Daily Simple SOFR Advance or Term SOFR Advance.
“SOFR Adjustment” means a percentage equal to 0.10% (10 basis points) per annum.
“SOFR Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “SOFR Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Subsidiary Guarantee” means each Subsidiary Guarantee, in a form to be agreed to by the Borrower and the Agent, as may be executed and delivered from time to time by any other Subsidiary, as the same may be amended, supplemented or otherwise modified from time to time.
“Successor Rate” has the meaning specified in Section 2.18.
“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Reference Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Reference Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Reference Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Reference Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR that has been selected or recommended by the Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Term SOFR Replacement Date” has the meaning specified in Section 2.18.
“Transactions” means, collectively, (a) the funding of the Advances on the Closing Date, (b) the consummation of the Closing Date Refinancing, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower and the Agent.
“Write-Down and Conversion Powers” means:
(a)    with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and
(b)    with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders and (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.
SECTION 1.04.    Classification of Permitted Items. For purposes of determining compliance at any time with Section 5.02(a) or (c), in the event that any Lien or Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 5.02(a) or (c), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.
SECTION 1.05.    Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.06.    Disclaimer. Without prejudice to any other provision of this Agreement, each of the Company, the Agent and each Lender acknowledges and agrees for the benefit of each of the other parties hereto:
(a)Term SOFR and Daily Simple SOFR (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and
(b)the occurrence of any of the aforementioned events and/or the implementation of a Benchmark Replacement may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.
SECTION 1.07.    Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01.    The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance denominated in Dollars to the Company on the Closing Date in an aggregate amount equal to such Lender’s Commitment. The Borrowings shall consist of Advances of the same Type made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.
SECTION 2.02.    Making the Advances.
(a)Each Borrowing, each Conversion or continuation of Advances shall be made upon the Borrower’s irrevocable notice to the Agent by (A) telephone or (B) a Notice of Borrowing (provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Notice of Borrowing), given not later than:
(x)     1:00 P.M. (New York City time) on the second Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances, or
(y)    11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances or Daily Simple SOFR Advances,
by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, email or other electronic transmission (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, email or other electronic transmission (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent) in substantially the form of Exhibit B hereto or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent) and shall be signed by a Responsible Officer, specifying therein the requested
(i)date of such Borrowing,
(ii)Type of Advances comprising such Borrowing,
(iii)aggregate amount of such Borrowing, and
(iv)the initial Interest Period.
Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in the applicable section of Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 8.02.
(b)Anything in subsection (a) above to the contrary notwithstanding, (x) the Company may not select SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12 or (y) the SOFR Advances may not be outstanding as part of more than six separate Borrowings, it being understood and agreed that all outstanding Daily Simple SOFR Advances shall be consolidated and deemed to be a single Borrowing, and
(c)Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in the applicable section of Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of any Borrowing of Base Rate Advances, prior to 12:00 noon on the date of such Borrowing) under the Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i)in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and
(ii)in the case of such Lender, provided that the Agent has given notice to the Borrower of such obligation as soon as practicable but in any event not later than the Business Day following such funding by the Agent, the Federal Funds Rate.
If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03.    [Reserved]
SECTION 2.04.    Fees The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
SECTION 2.05.    Termination or Reduction of the Commitments. All Commitments hereunder shall terminate automatically upon the making of the initial Advance on the Closing Date.
SECTION 2.06.    Repayment of Advances. The Company shall repay to the Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date.
SECTION 2.07.    Interest on Advances.
(a)Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance (selected in accordance with the applicable Notice of Borrowing), a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each February, May, August and November during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)[Reserved].

(iii)Daily Simple SOFR Advances. During such periods as such Advance is a Daily Simple SOFR Advance (selected in accordance with the applicable Notice of Borrowing), a rate per annum equal at all times to the sum of (x) Adjusted Daily Simple SOFR in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each February, May, August and November during such periods and on the date such Daily Simple SOFR Advance shall be Converted or paid in full.
(iv)Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Term SOFR Advance to the sum of (x) Term SOFR for such Interest Period for such Term SOFR Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Agent may with the consent, and upon the request, of the Required Lenders shall, require the Borrower (or automatically during the continuance of an Event of Default under Section 6.01(e)), to pay interest (“Default Interest”) on
(i)the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and
(ii)to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.
provided, however, that following automatic acceleration of the Advances pursuant to an Event of Default under Section 6.01(e), Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
SECTION 2.08.    Interest Rate Determination.
(a)The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii), (iii) or (iv).
(b)To the extent the circumstances described in Section 2.18 shall not have occurred, if, with respect to any SOFR Advance under any Facility, (x) the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Reference Rate or Daily Simple SOFR, as applicable, cannot be determined pursuant to the definition thereof (or, in the case of Daily Simple SOFR, shall no longer be determined pursuant to the proviso in the definition thereof), or (y) the Lenders owed at least 51% of the aggregate principal amount thereof determine that for any reason in connection with any request for a SOFR Advance, or a Conversion thereto or a continuation thereof, that the Term SOFR Reference Rate for any requested Interest Period, or Daily Simple SOFR, as applicable, with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Lenders owed at least 51% of the aggregate principal amount thereof have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender, whereupon
(A)    the obligation of the Lenders to make Term SOFR Advances or Daily Simple SOFR Advances, as applicable, and any right of the Borrower to continue any such affected SOFR Advances, as applicable, or to Convert Base Rate Advances to such affected SOFR Advances, as applicable, shall be suspended (to the extent of the affected SOFR Advances, as applicable, or affected Interest Periods, as applicable) until the Agent (with respect to clause (y), at the instruction of the Lenders owing at least 51% of the aggregate principal amount thereof) revokes such notice;
(B)    Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, Conversion to or continuation of SOFR Advances, as applicable (to the extent of the affected SOFR Advances, as applicable, or affected Interest Periods, as applicable) or, failing that, the Borrower will be deemed to have Converted any such request into a request for a Borrowing of, or Conversion to, (A) if the request applies to both the Term SOFR Reference Rate and Daily Simple SOFR, Base Rate Advances in the amount specified therein, (B) if the request applies to Daily Simple SOFR but not the Term SOFR Reference Rate, Term SOFR Advances with an Interest Period of one-month in the amount specified therein (or, if the Term SOFR Reference Rate shall be no longer available at such time, into Base Rate Advances in the amount specified therein), and (C) if the request applies to the Term SOFR Reference Rate but not Daily Simple SOFR, Daily Simple SOFR Advances in the amount specified therein (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances in the amount specified therein), and (ii)(A) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been Converted into Daily Simple SOFR Advances at the end of the applicable Interest Period (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances) and (B) any outstanding affected Daily Simple SOFR Advances, if applicable, will be deemed to have been Converted into Term SOFR Advances with an Interest Period of one-month (or, if the Term SOFR Reference Rate shall be no longer available at such time, into Base Rate Advances). Upon any such Conversion, the Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 8.04(c). Subject to Section 2.18, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.
(c)If the Borrower shall fail to:

(i)select the duration of any Interest Period for any Term SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, in the case of Term SOFR Advances, Convert into Term SOFR Advances with an Interest Period of one month; and
(ii)notify the Agent that a Daily Simple SOFR Advance will Convert into an Advance of another Type in accordance with Section 2.09, then such Daily Simple SOFR Advance shall continue to remain outstanding as a Daily Simple SOFR Advance.
(d)On the date on which the aggregate unpaid principal amount of Term SOFR Advances, such Advances shall automatically Convert into Daily Simple SOFR Advances (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances).
(e)Upon the occurrence and during the continuance of any Event of Default, (i) each Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor,  in the case of such Term SOFR Advances, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into Term SOFR Advances shall be suspended.

SECTION 2.09.    Optional Conversion and Continuation of Advances.
The Borrower of any Advance made as a part of a Borrowing may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the second Business Day prior to the date of such proposed Conversion or continuation. and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type or continue such Advances; provided, however, that any Conversion of Term SOFR Advances into Base Rate Advances or Daily Simple SOFR Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances or Daily Simple SOFR Advances or Term SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion or continuation of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Dollar denominated Advances to be Converted or continued, and (iii) if such Conversion is into Term SOFR Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion or continuation shall be irrevocable and binding on the Borrower giving such notice.
SECTION 2.10.    Prepayments of Advances. The Borrower may upon notice, at least two Business Days’ prior to the date of such prepayment, in the case of Term SOFR Advances, and not later than 12:00 P.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances or Daily Simple SOFR Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that

(i)each partial prepayment of Advances shall be in an aggregate principal amount of not less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof,
(ii)[reserved],
(iii)in the event of any such prepayment of a SOFR Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c), and
(iv)each partial prepayment of Advances shall be applied to the payments of Advances and the installments thereof as the Company may direct.

SECTION 2.11.    Increased Costs.
(a)If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining SOFR Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case, that comes into effect after the Closing Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Such demand for compensation shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
(d)Notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a Governmental Authority thereunder or issued by a Governmental Authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
SECTION 2.12.    Illegality.
Notwithstanding any other provision of this Agreement (other than Section 2.18), if any Lender shall notify the Agent that the introduction of or any Change in Law or in the interpretation of any law or regulation, in each case, after the Closing Date, makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its SOFR Lending Office to perform its obligations hereunder to make SOFR Advances in Dollars or to fund or maintain SOFR Advances in Dollars, each SOFR Advance will automatically, upon such notification (i)(A) in the case applicable to both a Term SOFR Advance and a Daily Simple SOFR Advance, be Converted into a Base Rate Advance, (B) in the case applicable to a Daily Simple SOFR Advance only, be Converted into a Term SOFR Advance with an Interest Period of one-month and (C) in the case applicable to a Term SOFR Advance only, be Converted into a Daily Simple SOFR Advance; provided, however, that before making any such notification, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different SOFR Lending Office if the making of such designation would allow such Lender or its SOFR Lending Office to continue to perform its obligations to make SOFR Advances or to continue to fund or maintain SOFR Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13.    Payments and Computations.
(a)All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Office in same day funds. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.04(b), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)All computations of interest for Base Rate Advances (including Base Rate Advances determined by reference to Term SOFR) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of fees and interest shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate in the case of Advances denominated in Dollars.

(e)To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided, further, that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), absent gross negligence, bad faith or willful misconduct (as determined by a final non-appealable judgement by a court of competent jurisdiction) on the part of the Agent or such Lender, respectively.
(f)Notwithstanding anything to the contrary, to the extent the Agent receives a payment or other amount after the date such payment or other amount is due, the Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Agent.
SECTION 2.14.    Taxes.
(a)Any and all payments by or on account of the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, the Company shall timely pay any present or future stamp or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.16) (hereinafter referred to as “Other Taxes”).

(c)The Borrower shall (without duplication) indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes imposed or asserted on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent or required to be withheld or deducted from a payment to such Recipient (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 10 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for
(i)any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so),
(ii)any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and
(iii)any Excluded Taxes attributable to such Lender,
in each case, that are payable or paid by the Agent in connection herewith or in connection with the Notes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)Within 30 days after the date of any payment of Taxes to a Governmental Authority pursuant to this Section 2.14, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
(f)(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or the Notes shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent in writing as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent in writing, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:
(1)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, the Notes, or any other documents to be delivered hereunder, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, the Notes, or any other documents to be delivered hereunder, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)      executed copies of Internal Revenue Service Form W-8ECI;
(3)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    If a payment made to a Lender hereunder or under the Notes would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered in relation to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 2.15.    Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14, or 8.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s pro rata share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the maturity of the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender in respect of any Facility shall be shared on a pro rata basis only with other Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.16.    Evidence of Debt.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The

Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note, in substantially the form of Exhibit A hereto, respectively, payable to such Lender in a principal amount equal to the Commitment, of such Lender.
(b)The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.17.    Use of Proceeds. The proceeds of the Advances shall be used by the Company for general corporate purposes (including acquisitions) of the Borrower and its Subsidiaries.
SECTION 2.18.    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the Term SOFR Administrator or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Reference Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Reference Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.18(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.18 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.
The Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
ARTICLE III. CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.    [Reserved].
SECTION 3.02.    Conditions Precedent to the Closing Date.
The obligations of the Lenders to make Advances hereunder shall be subject to the following conditions having been satisfied or waived (the first such date on which each of the following conditions have been satisfied or waived, the “Closing Date”):
(a)Since November 30, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)The Company shall have paid on the Closing Date all fees required to be paid pursuant to or in connection with this Agreement, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Company) (which amounts may be offset against the proceeds of the Facilities).
(c)On the Closing Date, the Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Company, dated the Closing Date, certifying to the occurrence or satisfaction clauses (a) and (h) of this Section 3.02 substantially concurrently with the occurrence of the Closing Date.
(d)The Agent shall have received on or before the Closing Date copies of the following, each dated the Closing Date, in form and substance reasonably satisfactory to the Agent:
(i)The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Closing Date.
(ii)Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
(iii)A certificate of a Responsible Officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder, and attaching (x) the charter and by-laws of the Company certified, to the extent applicable, as of a recent date by the applicable state Governmental Authority and (y) a good standing certificate (to the extent such concept exists) from the applicable state Governmental Authority of the Company’s jurisdiction of incorporation.
(iv)A customary opinion of Cleary Gottlieb Steen & Hamilton LLP, New York, counsel to the Company.
(v)The Agent shall have received a certificate, substantially in the form of Exhibit E hereto, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are solvent.
(vi)(x)     at least three days prior to the Closing Date all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Company at least ten Business Days prior to the Closing Date and
(y)     to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.
(e)The Agent shall have received on or substantially simultaneously with the Closing Date evidence that the Company shall have repaid or prepaid $750 million of the outstanding term loans under the Existing Credit Agreement (the “Closing Date Refinancing”).
(f)[Reserved].
(g)The Agent shall have received:
(i)audited consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date,
(ii)[reserved],
(iii)an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Company and its consolidated subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date (in the case of this clause (iii), without footnotes) together with the consolidated balance sheet and related statements of operations and cash flows for the previous year,
(iv)[reserved]; and

(v)[reserved]
The Agent hereby acknowledges (x) receipt of the audited financial statements referred to in clause (i) above for the November 30, 2023, 2022 and 2021 fiscal years of the Company, and (y) that the filing with the Securities and Exchange Commission of such Exchange Act reports or filings containing such financial statements by the Company with respect to the relevant period shall satisfy the foregoing requirements referred to in clauses (i) and (iii), as applicable.
(h)The Representations and Warranties of Article IV shall be true and correct in all material respects (or if qualified by materiality, in all respects). No Event of Default has occurred and is continuing.
(i)Delivery of a customary Notice of Borrowing.
SECTION 3.03.    [Reserved].
SECTION 3.04.    [Reserved].
SECTION 3.05.    Determinations Under Article III.
For purposes of determining compliance with the conditions specified in Article III, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Closing Date. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Company.
The Company represents and warrants as follows on and as of the Closing Date:
(a)Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)Qualification and Power; Compliance with Law. The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any material law or any material contractual restriction binding on or affecting the Company.
(c)Authorization; No Contravention, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.
(d)Binding Effect. This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).
(e)Financial Statements; No Material Adverse Effect. The Consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2023, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. As of the Closing Date, since November 30, 2023 there has been no Material Adverse Change.
(f)Litigation. As of the Closing Date, there is no pending or, to the Company’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect hereto or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(g)Margin Regulation. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction on sale, pledge, or other disposition contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(h)Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)Disclosures. Neither the written information regarding the Company and its Subsidiaries (other than financial projections, other forward-looking statements and information of a general economic or industry specific nature) in any written information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender prior to the Closing Date in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.
(j)Compliance with OFAC, etc.
(i)    Neither the Borrower, nor any of its officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control, or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism;
(ii)    the Borrower is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and
(iii)     the Borrower is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and
(iv)    the Borrower is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation described in clauses (i), (ii), or (iii).
(k)Anti-Corruption Laws, Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, or direct or knowingly indirect, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
(l)No Borrower is an Affected Financial Institution.
(m)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided by the Borrower to any Lender in connection with this Agreement is true and correct in all respects.

(n)Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other Tax returns and reports required to be filed, and have paid all United States federal and state income Taxes and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(o)Insurance. The properties of the Borrower and its Subsidiaries (i) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or (ii) self-insured to the extent consistent with prudent business practice for companies engaged in similar businesses in the same general areas in which the Company or such Subsidiary operates, and, in either case, insured in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
(p)Ownership of Property, Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the each of the Subsidiaries is not subject to any Liens other than Liens permitted pursuant to Section 5.02(a).
(q)ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or may rely on a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the officers of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status. There are no pending or, to the knowledge of the responsible officers of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority or regulatory body, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction in violation of Section 406 or 407 of ERISA or Section 4975 of the Internal Revenue Code or violation of the fiduciary responsibility rules set forth in Section 404 and 405 of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(i)No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan;
(ii)the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, in all material respects, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;

(iii)as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date;
(iv)neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid;
(v)neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be likely to be subject to Section 4069 or Section 4212(c) of ERISA; and
(vi)no Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
The Borrower represents and warrants that as of the Closing Date the Borrower (1) is not an employee benefit plan subject to Title I of the ERISA, (2) is not a plan or account subject to Section 4975 of the Internal Revenue Code; (3) is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the loans, the letters of credit, the commitments or its other obligations under this Agreement; or (4) a “governmental plan” within the meaning of ERISA.
(r)[Reserved].
(s)[Reserved].
(t)Solvency.    On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are solvent (in a manner defined or construed in the solvency certificate substantially in the form attached hereto as Exhibit E).
(u)PATRIOT Act.    On the Closing Date, the Borrower and all of its Subsidiaries are in compliance in all material respects with the applicable provisions of the PATRIOT Act.
ARTICLE V.
COVENANTS OF THE COMPANY
SECTION 5.01.    Affirmative Covenants.
So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will, on and after the Closing Date:
(a)Compliance with Laws, Etc.

(i)Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries with Anti-Corruption Laws and applicable Sanctions.
(ii)Conduct its business in compliance in all material respects with the Anti-Corruption Laws, Sanctions and the PATRIOT Act and maintain policies and procedures designed to promote and achieve compliance with such laws.
(b)Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(c)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice for companies engaged in similar businesses in the same general areas in which the Company or such Subsidiary operates.
(d)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may
(i)consummate any merger or consolidation or other transaction permitted under Section 5.02(b),
(ii)sell, transfer, or otherwise dispose of, any Subsidiary of the Company in any transaction not prohibited by this Agreement,
(iii)dissolve or terminate the existence of any Subsidiary of the Company possessing immaterial assets or liabilities or no continuing business purpose (including, for the avoidance of doubt, any Immaterial Subsidiary), or
(iv)dissolve or terminate the existence of any Subsidiary if in the Company’s determination
(w)     the preservation thereof is no longer desirable in the conduct of the business of the Company and

(x)     the loss thereof is not materially disadvantageous to the Company or the Lenders, and provided, further, that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Company’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, taken as a whole, and (z) the loss thereof is not materially disadvantageous to the Company, such Subsidiary or the Lenders.
(e)Visitation Rights.
(i)At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders (if and when accompanying the Agent) or any agents or representatives thereof at their own expense (unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from the corporate, financial and operating records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Company; provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year by the Agent or any agents or representatives thereof and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries.
(ii)Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter
(A)that constitutes non-financial trade secrets or non-financial proprietary information,
(B)in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or
(C)that is subject to attorney client or similar privilege or constitutes attorney work product provided, the Company shall use commercially reasonable efforts to the extent feasible and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to clause (ii)(B).
(f)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.

(g)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear, condemnation and casualty excepted, in accordance with customary and prudent business practices for similar businesses; provided, however, that the Company and its Subsidiaries may sell, transfer, or otherwise dispose of, any properties in any transaction not prohibited by this Agreement.
(h)Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:
(i)commencing with the first fiscal quarter ending after the Closing Date, within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer or other authorized financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;
(ii)commencing with the first fiscal year ending after the Closing Date, within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable in scope to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Agent or the Required Lenders and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;
(iii)as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or other authorized financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto (it being understood that any Default then existing as a result of any failure to deliver such notice shall automatically be cured and will no longer be continuing upon either (x) delivery of such notice or (y) the cessation of the existence of the underlying Default to which such notice relates (unless the Company had knowledge of such underlying Default prior to its cessation));
(iv)promptly after the sending or filing thereof, copies of all material reports that the Company sends to any of its securityholders, and copies of all material reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
(v)promptly after the commencement thereof, notice of all material actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and
(vi)such other corporate, financial and operating information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request in good faith including, without limitation, information and documentation reasonably requested for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, but excluding any financial information that the Company and its Subsidiaries do not produce in the ordinary course of business.
Financial reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the Company’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such posting or filing or furnishment shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iv) above, it being understood that the Company shall provide all other reports and certificates required to be delivered under this Section 5.01(h) in the manner set forth in Section 8.02.
Documents required to be delivered pursuant to Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and (ii) provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(i)Use of Proceeds.
(i)(x) Use the proceeds of the loans made on the Closing Date to finance the Transactions and, with respect to any excess thereof, other general corporate purposes and (y) after the Closing Date for general corporate purposes (including financing acquisitions) or any other purpose not prohibited hereunder.
(ii)Not request any Borrowing, or use, or permit its Subsidiaries or its or their respective directors, officers, employees or, to its or their respective knowledge, its or their agents, to directly or knowingly indirectly use the proceeds of any Borrowing,
(A)in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws,
(B)for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in each case in violation of Sanctions, or
(C)in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.02.    Negative Covenants.
So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not, on and after the Closing Date:
(a)Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i)Permitted Liens,
(ii)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including with respect to Capital Lease Obligations, purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no replacement, extension, modification, refinancing or renewal of such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iii)the Liens existing on the Closing Date and described on Schedule 5.02(a) to the Disclosure Letter (other than in connection with Securitization Programs as of the Closing Date),

(iv)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,
(v)assignments of the right to receive income or Liens that arise in connection with Securitization Programs (when combined with Securitization Programs existing on the Closing Date), in an aggregate principal amount not to exceed the Dollar Equivalent of $1,500,000,000 at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),
(vi)Liens securing obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,
(vii)Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under Hedge Agreements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,
(viii)Liens arising in connection with cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities, provided that such Liens shall not extend beyond the amounts on deposit in the deposit accounts,
(ix)assignments of the right to receive income and/or accounts receivable in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,
(x)[reserved],
(xi)Liens, if any, in respect of Synthetic Leases,
(xii)Liens securing Debt of Foreign Subsidiaries (including obligations secured by the Equity Interests of a Foreign Subsidiary) (and any Refinancing Liens in respect thereof) in an aggregate principal amount not to exceed the Dollar Equivalent of the greater of $280,000,000 and 5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xiii)Liens in favor of the Agent or any of the Lenders under or in connection with this Agreement,
(xiv)other Liens securing Debt (and any Refinancing Liens in respect thereof) that, in aggregate, together with (but without duplication of) all Debt incurred in accordance with Section 5.02(c)(xii) at any time outstanding, does not exceed the Dollar

Equivalent of the greater of $750,000,000 and 10% of Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xv)Liens on inventory (and the proceeds thereof) in favor of financiers of inventory (including vendor financiers) to secure trade payables incurred in the ordinary course of business in connection with the acquisition of inventory and customary for such financings with regard to the industry in which the Borrower operates,
(xvi)Liens created or deemed to exist on any receivables or related assets entered into with supply chain finance programs; provided that such Liens are (i) entered into in the ordinary course of business and (ii) customary for such financings with regard to the industry in which the Borrower operates (and, for the avoidance of doubt, excluding Securitization Programs),
(xvii)Liens in favor of the beneficiary of any unqualified deferred compensation arrangement not prohibited by this Agreement, and
(xviii)the replacement, extension, modification, refinancing or renewal of any Lien permitted by clauses (ii), (iii), (iv), (xii), (xiv) or this clause (xviii) or in the property theretofore subject thereto or the replacement, extension, modification, refinancing or renewal (without increase in an amount greater than the sum of (x) the outstanding original principal amount or, if greater, committed amount of any Debt secured or otherwise encumbered by the Lien described under such clause, and (y) an amount necessary to pay accrued but unpaid interest on such Debt and any dividend, premium, defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such replacement, extension, modification, refinancing, refunding or renewal) of the Debt secured or otherwise encumbered thereby (any such liens that in any event cannot be secured by property that did not secure any such Debt being refinanced (other than accessions, additions and improvements on such property and after acquired property that by the terms of such Debt require or include a pledge of after acquired property), the “Refinancing Liens”).
(b)Mergers, Etc.
Merge or consolidate with or into any Person or permit any of its Subsidiaries to do so, except
(i)that any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Company,
(ii)any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into the Company (it being understood that, for the avoidance of doubt, the surviving entity will be the Company),
(iii)any Subsidiary of the Company and the Company may merge, consolidate, amalgamate, or combine with or into any other Person if, in the case of any Subsidiary other than an Immaterial Subsidiary, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Company is a party to such transaction, the surviving entity is the Company and

(iv)any Subsidiary may merge, consolidate, amalgamate, or combine with or into any Person other than the Company or another Subsidiary if at such time the assets of the Subsidiary would be permitted to be sold to such Person pursuant to a transaction not prohibited by this Agreement, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Company and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
(c)Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:
(i)Debt owed to the Company or to a wholly owned Subsidiary of the Company or under this Agreement or the Notes,
(ii)Debt existing on, or available under lines of credit existing on, the Closing Date and described on Schedule 5.02(c) to the Disclosure Letter (the “Existing Debt”), and any Debt extending the maturity of, or refunding, refinancing or modifying, in whole or in part, the Existing Debt, provided that the principal amount of, or amount available under lines of credit constituting, such Existing Debt shall not be increased above the principal amount thereof outstanding and any unused commitments in respect thereof or amount available immediately prior to such extension, refunding or refinancing plus customary fees, expenses and premiums incurred in connection with such extension, refunding, refinancing or modification,
(iii)Debt secured by Liens permitted by Section 5.02(a)(ii) (and any Refinancing Debt in respect thereof),
(iv)Debt, if any, arising in connection with Securitization Programs, in an aggregate principal amount not to exceed, when taken together with Securitization Programs existing on the Closing Date, the Dollar Equivalent of the greater of $1,500,000,000 at any time outstanding (for purposes of this clause (iv), the “principal amount” of a Securitization Program shall mean the Invested Amount) and, to the extent secured, secured by Liens permitted pursuant to Section 5.02(a)(v),
(v)obligations of any Subsidiary of the Company under any Hedge Agreements entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest rates, currencies or price commodities,
(vi)obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vii)obligations arising in connection with the administration and operation of cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities,
(viii)Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided, further, that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus customary fees, expenses and premiums incurred in connection with such extension, refunding or refinancing,
(ix)Debt not for borrowed money, if any, arising in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer, and whether or not on a recourse, limited-recourse or non-recourse basis,
(x)Synthetic Lease Obligations to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided, that, in each case (1) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (2) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed; provided, that the net present value of the aggregate rental obligations under of leases, contracts and Synthetic Leases entered into after the Closing Date (discounted at the implied interest rate of such lease, contract or Synthetic Lease) does not exceed an amount equal to 10% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xi)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
(xii)other Debt (and any Refinancing Debt in respect thereof) that, in aggregate with (but without duplication of) all Debt secured by Liens permitted by Section 5.02(a)(xiv), at any time outstanding does not exceed the Dollar Equivalent of the greater of $1,000,000,000 and 12.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries; provided that the Company may, in its sole discretion, reclassify any Debt (or any portion thereof) in respect of any Securitization Program incurred under this clause to have been incurred or issued pursuant to Section 5.02(c)(iv),
(xiii)any Debt of any Subsidiary so long as such Subsidiary (A) (x) is a U.S. Person or (y) such Subsidiary is organized in a jurisdiction in which a Subsidiary Guarantee reasonably satisfactory to the Agent can be provided and (B) shall have executed and delivered to the Agent a Subsidiary Guarantee (and such Subsidiary Guarantee shall be in full force and effect, or such Subsidiary shall have joined this Agreement as a guarantor and its obligations in such capacity shall be in full force and effect),

(xiv)Debt of Foreign Subsidiaries (and any Refinancing Debt in respect thereof) in an aggregate principal amount not to exceed the Dollar Equivalent the greater of $350,000,000 and 6.25% of Consolidated Tangible Assets of the Borrower and its Subsidiaries at any time outstanding,
(xv)contingent Guarantee obligations to repurchase inventory repossessed by flooring companies that was previously sold to customers in the ordinary course of business, and
(xvi)the refinancing, replacement, extension, modification, refunding or renewal of any Debt permitted by clauses (iii), (xii), and (xiv) above and this clause (xvi) (“Refinancing Debt”); provided, that, the principal amount of any such Refinancing Debt does not exceed an amount greater than the sum of (x) the outstanding original principal amount or, if greater, committed amount of the Debt described under such clause, and (y) an amount necessary to pay accrued but unpaid interest on such Debt and any dividend, premium, defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such replacement, extension, modification, refinancing, refunding or renewal.
(d)Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions in excess of $5,000,000 with any Affiliate of such Person other than
(i)advances of working capital to the Borrower or any Subsidiary,
(ii)transfers of cash and assets to the Borrower or any Subsidiary,
(iii)intercompany transactions not prohibited by the terms hereof between or among the Borrower and its Subsidiaries,
(iv)transactions between or among Subsidiaries not prohibited by this Agreement
(v)compensation arrangements approved by the board of directors (or appropriate committee thereof) of the Borrower and other normal and reasonable compensation and reimbursement of expenses of officers and directors, including indemnification agreements,
(vi)employee benefit plans, arrangements and severance payments,
(vii)dividends to holders of Equity Interests,
(viii)the Transactions and the payment of fees, costs and expenses related to the Transactions,
(ix)except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith),
(x)transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 5.02(d) to the Disclosure Letter or any amendment thereto (so long as the totality of all such amendments, modifications, waivers, consents or replacements is not materially more disadvantageous in the judgment of the board of directors or senior management of the Borrower to the Lenders when taken as a whole as compared to the totality of such agreements or arrangements as in effect on the Closing Date),
(xi)transactions related to or in connection with any Securitization Program; provided, however, that if any such transaction is entered into with an Affiliate that is not controlled by the Borrower or its Subsidiaries, then such transaction shall be on terms and conditions that are fair and reasonable to the Borrower taking into consideration comparable standard market Securitization Programs, and
(xii)intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.
(e)Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Company and its Subsidiaries, taken as a whole, at the date hereof or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, integrated services, supply chain management services and related sales and services.
SECTION 5.03.    Financial Covenants.
So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will, on and after the Closing Date:
(a)Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, a ratio of (i) Consolidated Funded Debt, excluding undrawn letters of credit and bank guarantees, as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than 4.00 to 1.00 for each fiscal quarter after the Closing Date.
(b)Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Consolidated Interest Charges during such period by the Company and its Consolidated Subsidiaries, of not less than 3.00 to 1.00.

ARTICLE VI.
EVENTS OF DEFAULT
SECTION 6.01.    Events of Default.
If, on and after the Closing Date, any of the following events (“Events of Default”) shall occur and be continuing:
(a)(i)    the Company shall fail to pay any principal of any Advance when the same becomes due and payable; or
(ii)    the Company shall fail to pay any interest on any Advance or make any other payment of fees within three Business Days after the same becomes due and payable, or
(iii)    the Company shall fail to pay other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable (other than principal, interest or fees); or
(b)any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or, if otherwise qualified by materiality, in all respects) and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Agent to the Borrower; or
(c)(i)     the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Company), (e) or (h)(i)–(iv), or 5.02 or 5.03, or
(ii)     the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or
(d)the Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least the Dollar Equivalent of $250,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in an aggregate net amount of at least the Dollar Equivalent of

$250,000,000, in each case prior to the stated maturity thereof (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or
(e)the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)judgments or orders for the payment of money in excess of the Dollar Equivalent of $250,000,000 in the aggregate (net of (i) amounts covered by valid third-party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim and (ii) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and one or more reputable insurers (as determined by the Company) covering payment thereof) shall be rendered against the Company or any of its Subsidiaries and either
(i)enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
(ii)there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as such judgment or order shall have been paid;
(g)an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting Equity Interests of the Borrower representing fifty percent (50%) or more of the combined voting power of all voting Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(h)the Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
(i)any material provision of this Agreement shall for any reason other than as expressly permitted hereunder or the satisfaction in full of all obligations of the Borrower hereunder (other than contingent obligations that survive termination of this Agreement) cease to be in full force and effect, or the Borrower shall assert that any material provision of this Agreement is not a legal, valid and binding obligation of the Borrower other than as expressly permitted hereunder;
then, and in any such event, the Agent
(i)     shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and
(ii)     shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;
provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the any Bankruptcy Law,
(A)     the obligation of each Lender to make Advances shall automatically be terminated and
(B)     the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII.
THE AGENT
SECTION 7.01.    Authorization and Authority.

Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02.    Rights as a Lender.
The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03.    Duties of Agent; Exculpatory Provisions.
(a)The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent or the Arranger, as applicable:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement, any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(iii)shall not, except as expressly set forth herein, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Agent or any of its Related Parties in any capacity.
(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.
(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.
(d)Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
(e)The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor.
SECTION 7.04.    Reliance by Agent.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05.    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06.    Resignation of Agent.
(a)The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender or a Competitor. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal

Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) or other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts then owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes or other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.
SECTION 7.07.    Non-Reliance on Agent and Other Lenders.
Each Lender expressly acknowledges that none of the Agent nor the Arranger has made any representation or warranty to it, and that no act by the Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arranger to any Lender as to any matter, including whether the Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agent and the Arranger that it has, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and [also acknowledges that it will, independently and without reliance upon the Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each

Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
SECTION 7.08.    Indemnification.
(a)Each Lender severally agrees, to the extent not reimbursed by the Borrower within 5 Business Days after written demand thereof, to indemnify the Agent from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.08(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 7.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders.
(b)[Reserved].
(c)The failure of any Lender to reimburse the Agent promptly upon demand for its applicable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its applicable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective applicable shares of any amounts paid under this Section 7.08 that are subsequently reimbursed by the Company.
SECTION 7.09.    Other Agents.
Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” or “Arranger” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
SECTION 7.10.    Lender ERISA Representation.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto or thereto).

SECTION 7.11.    Erroneous Payments.
(a)If the Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender and any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) and (B) in the case of immediately preceding clause (z), it is acknowledged that an error shall have been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or other recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 7.11(b).
(c)Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time,
(i)such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Agent,
(ii)the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,
(iii)upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and
(iv)the Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment.
(e)The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under this Agreement with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(f)Unless otherwise subsequently agreed in writing by the parties hereto, the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any Subsidiary, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any of its Subsidiaries for purposes of making such Erroneous Payment (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower or its Subsidiaries). To the extent that Erroneous Payments are made with funds of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries maintain all rights and remedies against the maker and recipients of such Erroneous Payment for return of such funds.
(g)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(h)Each party’s obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all the Advances (or any portion thereof) under this Agreement.
ARTICLE VII.
MISCELLANEOUS
SECTION 8.01.    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a)no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:
(i)waive any of the conditions specified in Section 3.02, or
(ii)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders (including the definition of “Required Lenders”), that shall be required for the Lenders or any of them to take any action hereunder and
(b)no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby (and without the consent of the Required Lenders), do any of the following:
(i)increase or extend the Commitments of any Lender (it being understood that a waiver of any condition precedent set forth in Section 3.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase or extension of any Commitment of any Lender),
(ii)reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder (it being understood that (x) a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal and (y) any change to the definition of “Public Debt Rating” or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section  2.07(b),
(iii)postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity or payment date),
(iv)amend this Section 8.01,
(v)[reserved], or
(vi)change Sections 2.06, or 2.15 in each case in a manner which would alter the pro rata sharing of payments required thereby and in a materially adverse manner to such Lender; and
provided, further, that

(x)     no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note;
(y)     [reserved], and
(z)    prior to the Closing Date, the Borrower with the consent of the Agent may amend the Schedules (other than Schedule I) and Exhibits hereto without the consent of any other party (it being understood that the Agent has consented to (i) Debt and Liens existing as of the Closing Date (and any refinancing thereof) (other than such Debt subject to the Closing Date Refinancing); (ii) Debt not for borrowed money and, to the extent secured, Liens securing the same; (iii) Debt and Liens in respect of a local-line facility for certain Subsidiaries of the Borrower organized in China in an aggregate principal amount not to exceed $50,000,000 (or the Dollar Equivalent thereof); (iv) other Debt for borrowed money in an aggregate principal amount of less than $10,000,000 on a per facility or other debt instrument basis and, to the extent secured, Liens securing the same and (v) increases of existing Debt facilities to the extent any such increase is not in excess of $10,000,000 and, to the extent secured, Liens securing the same underlying Debt).
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owing to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms disproportionately affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary the Agent and the Borrower may amend, modify or supplement this Agreement to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to this Agreement so long as (1) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Commitments or outstanding Advances in any material respect and (2) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
SECTION 8.02.    Notices, Etc.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

(i)if to the Company or any other Borrower, to the Company’s address at 16202 Bay Vista Drive, Clearwater, FL 33760, Attention: Marshall Witt ([***]), with a copy to the same address, Attention: David Vetter ([***]);
(ii)if to the Agent, to the address set forth in Schedule II hereto);
(iii)[reserved];
(iv)[reserved]; and
(v)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the

Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
(e)The Borrower hereby acknowledges that (a) the Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws ; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
SECTION 8.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04.    Costs and Expenses.
(a)The Company agrees to promptly pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable, documented and invoiced fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable, documented and invoiced fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
(b)The Company agrees to indemnify and hold harmless the Agent, the Arranger and each Lender and each of their Related Parties and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, expenses and penalties (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i)the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or
(ii)the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries,
except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by or against the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Without limiting the provisions of Section 2.14(c), this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)If any payment of principal of, or Conversion of, any Term SOFR Advance is made by the Borrower to or for the account of a Lender
(i)other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Company pursuant to Section 8.16 or
(ii)as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(d)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04(a) and (b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes; provided that, in the case of (x) Section 2.11, such survival shall be for up to the period of time for requesting reimbursement under such section and (y) Section 2.14, the earlier of (i) 180 days after the date on which the party requesting the reimbursement or indemnity receives written demand for the payment of such claim and (ii) the date on which such obligations are satisfied in full or can no longer arise or be asserted under applicable statute of limitations or similar law.
SECTION 8.05.    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or the Borrower against any and all of the obligations of the Company or the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Company or the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have. Notwithstanding the foregoing, prior to the Closing Date no Lender may exercise any right of set-off or counterclaim in respect of its Advances or Commitments hereunder to the extent doing so would prevent, limit or delay the making of such Advances on the Closing Date and the use of the proceeds thereof to consummate the Transactions.
SECTION 8.06.    Binding Effect. This Agreement and the Commitments set forth on Schedule I shall become effective when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and all of the Lenders.
SECTION 8.07.    Assignments and Participations.
(a)Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(i)to an assignee in accordance with the provisions of Section 8.07(b),
(ii)by way of participation in accordance with the provisions of Section 8.07(d), or
(iii)by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).
Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 8.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in Section 8.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in respect of the Facility or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 8.07(b)(i)(B) and, in addition:
(A)the consent of the Company (such consent at any time prior to the Closing Date, in the Company’s sole discretion, and after the Closing Date, such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) such assignment is to a financial institution and an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof; and
(B)the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent (with a copy to Company, if the Company’s consent thereto is not otherwise required) an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived or reduced by the Agent in its sole discretion); provided that the Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any

Person that was a Competitor as of the Trade Date (in which case the provisions of Section 8.07(h) shall apply).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to Section 8.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.07(d) (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 8.07(h) shall apply)).
(c)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).

The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender, as the case may be, hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to its own interest in any Borrowing or Commitment), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 8.07(h), a Competitor) (each buyer of a participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that
(A)such Lender’s obligations under this Agreement shall remain unchanged,
(B)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and
(C)the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participant(s).
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b) of the first proviso of Section 8.01 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(b); provided that such Participant agrees to be subject to the provisions of Section 8.16 as if it were an assignee under Section 8.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note or other obligations under this Agreement or the Notes or any other documents to be delivered hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or the Notes or any other documents to be delivered hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.
(f)Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender) and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto interest.
(g)[Reserved].
(h)No Assignment or Participations to Competitors.
(i)No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination

Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”),
(x)     such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and
(y)     the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor.
(ii)Any assignment or participation in violation of this Section 8.07(h) shall not be void, but the other provisions of this Section 8.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent,
(A)terminate any Commitment of such Competitor and/or repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or
(B)require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 8.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Competitors
(A)will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and
(B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and
(y)     for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees

(1)     not to vote on such Plan,
(2)     if such Competitor does vote on such Plan notwithstanding the restriction in clause (1) above, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and
(3)     not to contest any request by any party for a determination by the U.S. Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating clause (2) above.
(iv)The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to
(A)post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or
(B)provide the Competitor List to each Lender requesting the same.
(v)The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.
SECTION 8.08.    Confidentiality. Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information:
(a)to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and such person shall have agreed to keep such Company Information confidential on substantially the same terms as provided herein),
(b)to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)to the extent required by applicable laws or regulations or by any subpoena or similar legal process or requested by any self-regulatory authority, provided that, to the extent practicable and legally permissible, the Company is given prompt written notice of such requirement or request prior to such disclosure and assistance (to the extent practicable and at the Company’s expense) in obtaining an order protecting such information from public disclosure,
(d)to any other party to this Agreement,
(e)in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f)subject to an agreement containing provisions no less restrictive than those of this Section 8.08, to
(i)any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement,
(ii)any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to the Company and its obligations hereunder,
(iii)any rating agency, or
(iv)the CUSIP Service Bureau or any similar organization,
(g)to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and not, to the knowledge of the Agent or such Lender, in breach of such third party’s obligations of confidentiality, and
(h)with the consent of the Company.
For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care be required in respect of such confidentially obligations.
SECTION 8.09.    Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 8.10.    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
The Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Agent and each Lender for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

SECTION 8.11.    Judgment.
(a)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on the Business Day preceding that on which final judgment is given.
(b)[Reserved].
(c)The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.
SECTION 8.12.    Jurisdiction, Etc.
(a)Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 8.13.    [Reserved].
SECTION 8.14.    [Reserved].
SECTION 8.15.    Patriot Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
SECTION 8.16.    Replacement of Lenders.
If any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 and 2.11]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.07(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable laws; and
(e)in [reserved].
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 8.16 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section 8.16 to the contrary, the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 7.06.
SECTION 8.17.    No Advisory or Fiduciary Duties.
    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 8.18.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or the Notes, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or the Notes, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or the Notes; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 8.19.    Waiver of Jury Trial.
Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any notes by, among other things, the mutual waivers and certifications in this section.
SECTION 8.20.    Acknowledgment Regarding Any Supported QFCs.
To the extent that this Agreement or the Notes provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC

Credit Support (with the provisions below applicable notwithstanding that this Agreement, the Notes and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement or the Notes that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement or any applicable Note were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 8.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

COMPANY:	TD SYNNEX CORPORATION

By: /s/ Scott W. Walker
Name: Scott W. Walker
Title: Corporate Vice President, Treasurer

BANK OF AMERICA, N.A. as Agent

By: /s/ Kelly Weaver
Name: Kelly Weaver
Title: Vice President

BANK OF AMERICA, N.A., as an Initial Lender

By: /s/ Herman Chang
Name: Herman Chang
Title: Vice President

BANK OF CHINA, LOS ANGELES BRANCH, as an Initial Lender

By: /s/ Jason Fu
Name: Jason Fu
Title: SVP
DBS BANK LTD., as an Initial Lender

By: /s/ Kate Khoo
Name: Kate Khoo
Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, as an Initial Lender

By: /s/ Alex Wilson
Name: Alex Wilson
Title: Vice President

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LTD., NEW YORK BRANCH, as an Initial Lender

By: /s/ Tony Huang
Name: Tony Huang
Title: Director
By: /s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Executive Director
CHINA CITIC BANK INTERNATIONAL LIMITED, as an Initial Lender

By: /s/ Qing, Hong
Name: Qing, Hong
Title: GM / Branch Manager
CHINA CONSTRUCTION BANK CORPORATION, NEW YORK BRANCH, as an Initial Lender

By: /s/ Qing, Hong
Name: Lihua Guo
Title: Deputy GM

STATE BANK OF INDIA, NEW YORK BRANCH, as an Initial Lender

By: /s/ Devendra Panwar
Name: Devendra Panwar
Title: Vice President & Head (Credit Management Cell)
TAIWAN COOPERATIVE BANK, LTD. ACTING THROUGH ITS NEW YORK BRANCH, as an Initial Lender

By: /s/ Wen-Ching Wang
Name: Wen-Ching Wang
Title: S.V.P. & General Manager
SUMITOMO MITSUI BANKING CORPORATION, as an Initial Lender

By: /s/ Irlen Mak
Name: Irlen Mak
Title: Director
THE HUNTINGTON NATIONAL BANK, as an Initial Lender

By: /s/ Thomas Dearth

Name: Thomas Dearth
Title: Director

HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH, as an Initial Lender

By: /s/ Jui-Peng Wang
Name: Jui-Peng Wang
Title: General Manager
THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as an Initial Lender

By: /s/ James Hua
Name: James Hua
Title: DGM & Corporate Banking
By: /s/ Chong Tan
Name: Chong Tan
Title: DGM & Risk Management
AGRICULTURAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as an Initial Lender

By: /s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate Banking Department

MASHREQBANK PSC, as an Initial Lender

By: /s/ Faizan Siddiqui
Name: Faizan Siddiqui
Title: General Manager
CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as an Initial Lender

By: /s/ David C.Y. Hsieh
Name: David C.Y. Hsieh
Title: VP & GM
BANK OF TAIWAN, NEW YORK BRANCH, as an Initial Lender

By: /s/ Chung Wen Tsai
Name: Chung Wen Tsai
Title: V.P. & General Manager, Bank of Taiwan, New York Branch
CRÉDIT INDUSTRIEL ET COMMERCIAL, NEW YORK BRANCH, as an Initial Lender

By: /s/ Clifford Abramsky
Name: Clifford Abramsky

Title: Managing Director
By: /s/ Garry Weiss
Name: Garry Weiss
Title: Managing Director
THE CHUGOKU BANK, LTD., as an Initial Lender

By: /s/ Hiroki Hiramatsu
Name: Hiroki Hiramatsu
Title: General Manager of International Department
THE CHIBA BANK, LTD., NEW YORK BRANCH, as an Initial Lender

By: /s/ Dai Hioki
Name: Dai Hioki
Title: General Manager
MEGA INTERNATIONAL COMMERCIAL BANK SILICON VALLEY BRANCH, as an Initial Lender

By: /s/ Szu Yao Huang
Name: Szu Yao Huang
Title: V.P. & General Manager

SCHEDULE I

[***]

AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Dedicated Servicing
7105 Corporate Dr
Building B
Mail Code: TX2-981-02-29
Plano, TX 75024
Attention: [***]
Telephone: [***]
Facsimile: [***]
Electronic Mail:  [***]
Account No.:  [***]
Ref:  SLC Operations
ABA#: [***]

Other Notices as Agent:
Bank of America, N.A.
Agency Management
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: [***]
Telephone: [***]
Facsimile: [***]
Electronic Mail: [***]

EXHIBIT A
FORM OF NOTE

U.S.$        Dated:     , 20

FOR VALUE RECEIVED, the undersigned, TD SYNNEX Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to ____________________ or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of April [19], 2024 among the Borrower, the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to BofA, as Agent, at 7105 Corporate Drive, Building B, Plano, Texas 75024, in same day funds. Each Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any cancellation hereof, endorsed on the grid attached hereto which is part of this Promissory Note. The assigning Lender shall, upon the effectiveness of an Assignment and Assumption or as promptly thereafter as practicable, surrender this Promissory Note to the Borrower for cancellation.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Advances”) by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Advances being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

TD SYNNEX CORPORATION

By:      Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B
FORM OF NOTICE OF BORROWING
Bank of America, N.A. as Agent
Dedicated Servicing
7105 Corporate Drive
Building B
Mail Code: TX2-981-02-29
Plano, TX 75024

Attention:     [***]
Telephone:     [***]
Facsimile:     [***]
Electronic Mail:  [***]

[Date]
Ladies and Gentlemen:
The undersigned, TD SYNNEX Corporation, refers to the Credit Agreement, dated as of April [19], 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, BANK OF AMERICA, N.A., as Agent for said Lenders and BOFA SECURITIES, INC., as lead arranger and lead bookrunner, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is _______________, 20__.
(iii)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Daily Simple SOFR Advance][Term SOFR Advance].
(iv)    The aggregate amount of the Proposed Borrowing is $[_______________].
[(v)    The initial Interest Period for the Term SOFR Advance made as part of the Proposed Borrowing is _____ month[s].]

B-1

Very truly yours,
TD SYNNEX CORPORATION
By
Name:
Title:
B-2

CUSIP Number:___________________
EXHIBIT C
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement (including all or a portion of its respective Commitment and the Advances at the time owing to it) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

                ______________________________
    [Assignor [is] [is not] a Defaulting Lender]

2.    Assignee[s]:        ______________________________

                ______________________________
    [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.    Borrower(s):        TD SYNNEX Corporation

4.    Agent:            Bank of America, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The Credit Agreement dated as of April [19], 2024 among TD SYNNEX Corporation, the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner.

6.     Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.     THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT TO ANY COMPETITOR WITHOUT OBTAINING THE REQUIRED CONSENT OF THE BORROWER OR, TO THE EXTENT THE BORROWER’S CONSENT IS REQUIRED UNDER SECTION 8.07 OF THE CREDIT AGREEMENT, TO ANY OTHER PERSON,
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

SHALL BE NULL AND VOID, AND, IN THE EVENT OF ANY SUCH ASSIGNMENT (AND ANY ASSIGNMENT TO ANY AFFILIATE OF ANY COMPETITOR), THE BORROWER SHALL BE ENTITLED TO PURSUE THE REMEDIES DESCRIBED IN SECTION 8.07 OF THE CREDIT AGREEMENT.

[8.    Trade Date:        ______________]9
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature Pages Follow]

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

    ASSIGNEE HAS EXAMINED THE LIST OF COMPETITORS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO A COMPETITOR SHALL BE SUBJECT TO SECTION 8.07 OF THE CREDIT AGREEMENT.

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]10 Accepted:

[NAME OF AGENT], as
Agent

By: _________________________________
Title:

[Consented to:]11

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:
10 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
11 To be added only if the consent of the Company and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

        1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has examined the list of Competitors and it is not a Competitor or an Affiliate of a Competitor, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

        2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date shall be made to [the][the relevant] Assignee in accordance with the terms set forth in the Credit Agreement.

        3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April [19], 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

D-1-1

EXHIBIT D-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April [19], 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]
D-2-1

EXHIBIT D-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April [19], 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

D-3-1

EXHIBIT D-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April [19], 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation, (the “Company”), the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

D-4-1

EXHIBIT E
FORM OF SOLVENCY CERTIFICATE
[ ], 202[ ]
This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the Credit Agreement, dated as of April [19], 2024 (as may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among TD SYNNEX Corporation (the “Company”), the lending institutions from time to time party thereto, Bank of America, N.A., as the Agent and BOFA Securities, Inc., as lead arranger and lead bookrunner. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [________], the Chief Financial Officer of the Company, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
(d)    “Will be able to pay their Liabilities as they mature”

E-1

On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Company and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e)    “Do not have Unreasonably Small Capital”
On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Company and its subsidiaries on a consolidated basis taken as a whole is a going concern and will not have unreasonably small capital. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.
2.    Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that, as of the date hereof, immediately after giving effect to the consummation of the Transactions, (i) the Fair Value of the assets of the Company and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (ii) the Present Fair Salable Value of the assets of the Company and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
3.    In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its subsidiaries after consummation of the Transactions.
[Remainder of Page Intentionally Left Blank]

E-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.
TD SYNNEX CORPORATION

By:
    Name:
    Title: Chief Financial Officer

E-3